Exhibit 99.1

PRO-PHARMACEUTICALS PREVAILS IN TRADE SECRET LAWSUIT

Court Dismisses Claims For Lack of Prosecution

Newton, MA – July 17, 2009 – Pro-Pharmaceuticals, Inc. (OTCBB: PRWP), a developer of carbohydrate-based, targeted therapeutic compounds to treat cancer and fibrosis, today announced that the Suffolk County Superior Court allowed Pro-Pharmaceuticals’ (“the Company”) motion to dismiss the trade secret lawsuit prosecuted by Prospect Therapeutics, Inc. (“Prospect”) against the Company and its former Chief Executive Officer, David Platt.

“Putting the lawsuit behind us is a significant event. We believed from the beginning that this lawsuit was without merit and are pleased that the court allowed our motion to dismiss. This decision enables the Company to focus on commercializing DAVANAT® through regional partnerships with pharmaceutical companies,” said Theodore Zucconi, Ph.D., Chief Executive Officer, Pro-Pharmaceuticals, Inc. We believe the termination of this lawsuit enhances our ability to raise the funds needed to complete our Phase III trial. It also enables us to focus our resources on gaining FDA approval for DAVANAT® and to reach our goal to improve the quality of life for cancer patients.”

According to Pro-Pharmaceuticals, Inc., Prospect purchased certain assets, including this lawsuit, from the GlycoGenesys bankruptcy estate and continued prosecuting the claims against the Company and Dr. Platt. Prospect informed the Court at the beginning that it would not seek monetary damages other than recovery of attorney fees. Recognizing the value of the DAVANAT® technology platform, Prospect sought the Company’s intellectual property. The trial in this lawsuit began in March 2009 and evidence concluded in April 2009. On May 15, 2009, prior to the court’s rendering a decision, Prospect announced that it was liquidating and had assigned all of its assets for the benefit of creditors. In response, the Company moved to dismiss the lawsuit on various grounds, including failure to prosecute. Prospect’s assets, including the lawsuit, were auctioned on June 29th, and the new owner of the assets elected not to prosecute. At a post trial hearing on July 14, 2009, after hearing argument, the Court ruled from the bench and allowed the Company’s motion to dismiss.

“I want to thank the outstanding team of new and continuing directors as well as the management team who accepted the challenge in February of this year. We assembled an exceptional team despite the litigation,” said James C. Czirr, Chairman of the Board, Pro-Pharmaceuticals. “Despite the litigation risks, all of the team members were willing to put their notable business and scientific reputations stand in support of the Company’s commitment to bring its life saving and quality of life-enhancing products to market. We also would like to thank our loyal shareholders who have stayed with us and supported the Company’s mission. We believe that their patience will be rewarded.”

About DAVANAT®

DAVANAT®, Pro-Pharmaceuticals’ lead product candidate, is a carbohydrate polymer specifically formulated to interact with galectins. DAVANAT®’s mechanism of action is based on interacting with galectins which are over-expressed on the surface of solid tumors. Current research indicates that galectins affect cell development and play important roles in cancer, including tumor cell survival, angiogenesis and tumor metastasis.

Pro-Pharmaceuticals, Inc.

Pro-Pharmaceuticals, OTCBB: PRWP, is engaged in the discovery, development and commercialization of carbohydrate therapeutics for advanced treatment of cancer and fibrosis. Initially, the product pipeline is focused on increasing the efficacy and decreasing the toxicity of chemotherapy drugs. The Company is headquartered in Newton, Mass. Additional information is available at www.pro-pharmaceuticals.com.

FORWARD LOOKING STATEMENTS: Any statements in this news release about future expectations, plans and prospects for the Company, including without limitation statements containing the words “believes,” “anticipates,” “plans,” “expects,” and similar expressions, constitute forward-looking statements as defined in the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and are subject to a number of factors and uncertainties, which could cause actual results to differ materially from those described in such statements. We caution investors that actual results or business conditions may differ materially from those projected or suggested in forward-looking statements as a result of changing conditions. Readers should not place undue reliance on forward-looking statements. The forward-looking statements represent the Company’s views as of the date of this news release and should not be relied upon to represent the Company’s views as of a subsequent date. While the Company anticipates that subsequent events may cause the Company’s views to change, the Company disclaims any obligation to update such forward-looking statements.

Contact: Pro-Pharmaceuticals, Inc., Anthony D. Squeglia: 617.559.0033; squeglia@pro-pharmaceuticals.com.

DAVANAT is a registered trademark of Pro-Pharmaceuticals.